Exhibit 10.23

X-RITE, INCORPORATED

EMPLOYEE STOCK OPTION PLAN

OFFICER STOCK OPTION AGREEMENT

This Employee Stock Option Agreement (“Agreement”) is made as of                                  (the “Grant Date”), between X-RITE, INCORPORATED, a Michigan corporation (the “Company”), and                                  (the “Optionee”).

1. Recital. The Company has adopted its X-Rite, Incorporated Amended and Restated Employee Stock Option Plan (the “Plan”), providing for the granting of certain awards, including Qualified Stock Options and Nonqualified Stock Options, to its employees. All defined terms used in this Agreement shall have the same meaning as those terms defined in the Plan, unless otherwise defined.

2. Grant of Option. Pursuant to the Plan, the Company hereby grants to the Optionee the option (the “Option”) to purchase from the Company a total of                      shares of Stock, at the exercise price of $             per share, the Market Value of a share of Stock on the day preceding the Grant Date. The shares covered by this Option shall be and hereby are designated as incentive stock options (“ISOs”) qualifying under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended.

3. Term of Option. The Option may be exercised no sooner than one (1) year after the Grant Date and no later than ten (10) years after the Grant Date, subject to earlier termination as provided in Paragraph 4 of this Agreement.

4. Termination of the Option.

(a) Termination of Employment for Reasons Other Than Without Cause, Disability, Retirement, or Death. In the event the Optionee ceases to be employed by the Company for any reason other than termination without cause, disability, retirement with the Company’s consent at age sixty (60) or greater, or death, the expiration date specified in Section 3 above may be accelerated, in the discretion of the Committee, to any earlier date, up to and including the date of termination of employment, by action of the Committee taken not later than thirty (30) days after the date of termination of employment; provided, however, that no Option “permanently vested” in accordance with the following schedule may be adversely affected:

Time	Amount of Option Permanently Vested
1st Anniversary of Grant Date	25%
2nd Anniversary of Grant Date	25%
3rd Anniversary of Grant Date	25%
4th Anniversary of Grant Date	25%

unless the Optionee is terminated “for cause,” in which case the Option shall be forfeited in its entirety regardless of whether the Option is partially or wholly “permanently vested.” For purposes of this Agreement, “for cause” shall mean (i) engaging in conduct involving dishonesty or fraud or conviction of a crime involving moral turpitude; (ii) intentionally engaging in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) failure to perform assigned duties (other than a failure resulting from an illness or other similar incapacity or disability), or to comply with the policies applicable to all Company employees after demand for performance or compliance is made to the Optionee.

(b) Termination of Employment Without Cause or Due to Disability or Retirement. In the event the Optionee is terminated by the Company without cause, or the Optionee ceases to be employed by the Company by reason of disability or retirement with the Company’s consent at age sixty (60) or greater, the Option shall be exercisable for a period of two (2) years following the Optionee’s termination of employment for any such reason, subject to prior expiration of the term of the Option and any other limitations imposed by the Plan. If the Optionee dies after such termination of employment, the Options shall be exercisable in accordance with Paragraph 4(c) hereof. “Disability” means a physical or mental infirmity which impairs the Optionee’s ability to substantially perform Optionee’s duties of the Optionee’s regular occupation with the Company, which continues for a period of at least one hundred and eighty (180) consecutive days.

(c) Termination of Employment for Death. In the event of the Optionee’s death, the Option shall be exercisable by the personal representative of the Optionee’s estate or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance, to the same extent that the deceased Optionee could exercise the Option at the date of death.

(d) Termination of Option. If the Option is not exercised within whichever of the exercise periods specified in this paragraph 4 is applicable, the Option shall terminate upon expiration of such exercise period.

(e) Employment With Competitor. In the event that the Optionee engages in any activity competitive to any business of the Company that is being actively conducted or planned at the time of the Optionee’s termination of employment with the Company, prior to the expiration of two (2) years after such termination of employment, either directly or indirectly, as a proprietor, partner, employee, officer, director, consultant, or holder of any equity interest in any competitive entity (excluding less than a two percent (2%) interest in any publicly traded entity), then the Option shall immediately terminate and the Optionee shall forfeit all economic benefits derived by the Optionee with respect to any part of the Option exercised at any time after six (6) months prior to the Optionee’s termination of employment. Forfeiture of economic benefits shall mean payment to the Company of an amount equal to the difference between the price paid by the Optionee for shares received upon the exercise of the Option and the Market Value of those shares on the date of exercise.

5. Notice of Exercise; Payment. To exercise the Option, in whole or in part, the Optionee shall deliver written notice of exercise to the Company at its principal executive offices (attention: Chief Executive Officer), unless the Committee decides otherwise. The notice shall state whether the Optionee is exercising the ISO or non-ISO portion of the Option (if such distinction has been made hereunder), or a combination thereof. The Company and the Optionee agree to take any action necessary to identify clearly the ISO and non-ISO, if any, portions of the Option. The Option may be exercised at any time and from time to time during the term of this Option, as to any part or all of the shares covered hereby, but not as to less than one hundred (100) shares at any one time, unless the number purchased is the total number at the time purchasable under the Option. The Optionee’s notice shall: (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, and the address and social security number of the Optionee; (b) be signed by the person entitled to exercise the Option and, if being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to legal counsel for the Company, of the right of such person or persons to exercise the Option; (c) be accompanied by payment in full of the Option Price for the shares to be purchased which shall be payable to the Company, either in cash or by surrender of Stock owned by the Optionee valued at Market Value.

Shares delivered in payment shall be valued at their Market Value at the date of delivery. This Option may not be exercised if such exercise will constitute a violation of applicable federal or state securities or other law or valid regulations. As a condition to the exercise of this Option, the Company may require the person exercising this Option to make any representations and warranties to the Company as the Company may deem to be required by applicable law or regulation. In any such event, no shares shall be issued unless and until the Company is satisfied with the correctness of such representation and warranty. Moreover, the Company in its discretion may postpone the issuance and/or delivery of such stock pending exchange listing, or registration or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate. Upon exercise of all or any portion of this Option and receipt of proper payment, the certificate or certificates for the number of shares as to which the Option is exercised shall be issued to and registered in the name of any person or persons exercising the Option.

6. Tax Withholding. The exercise of the Option is subject to the satisfaction of withholding tax or other withholding liabilities, if any, under federal, state and local laws in connection with such exercise or the delivery or purchase of shares pursuant hereto. The exercise of the Option shall not be effective unless applicable withholding shall have been effected or obtained. The Optionee may satisfy any such withholding tax obligation for the Option by tendering a cash payment or in any other manner acceptable to the Committee in its sole discretion.

7. Option Transferability. Except as provided below, the Option by its terms is not transferable by the Optionee otherwise than by will or the laws of decent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee. Except as provided below, any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of the Option contrary to the terms hereof, and any execution, levy, attachment or similar process upon the Option, shall be without effect. To the extent the Option is not designated as an ISO, the Option may be transferred to (a) the Optionee’s spouse, (b) the Optionee’s descendants, or (c) a trust created primarily for the benefit of the Optionee, the Optionee’s spouse and/or the Optionee’s descendants (“Authorized Transferees”). The non-ISO portion of the Option may only be transferred to an Authorized Transferee provided there is no consideration for the transfer, all further transfers are prohibited, and the Authorized Transferee succeeds to all the rights and benefits (except any right to transfer) and is subject to all obligations, conditions, and limitations applicable to the original Optionee. Such rights and benefits (except any right to further transfer) and obligations shall be determined as if the original Optionee continues to hold the Option, whereby provisions of the Plan and this Agreement dealing with termination of employment, retirement, disability or death of an Optionee will continue to refer to the original Optionee notwithstanding a transfer to an Authorized Transferee.

8. Rights as a Shareholder. Neither the Optionee nor a transferee of this Option shall have any rights as a shareholder with respect to any shares covered hereby until the date he or she shall have become the holder of record of such shares. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date on which he or she shall have become the holder of record thereof, except as provided in the Plan.

9. Other Plan Provisions. All rights of the Optionee and all obligations of the Company with respect to the Option granted hereby or otherwise arising under this Agreement are further limited and qualified as set forth in the Plan, and, in the event of any conflict between provisions of the Plan and those of this Agreement, the Plan provisions shall govern.

10. Successors. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors.

This Agreement has been executed by the parties as of the date first set forth above.

X-RITE, INCORPORATED

By

OPTIONEE:

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